On2 Technologies Announces Common Stock Placement for
Continued Market Expansion

Increased Worldwide Penetration of Internet Video Markets Planned

NEW YORK, NY (August 25, 2006) -- On2 Technologies, Inc. (AMEX:ONT), a leader in video compression software, announced today that it has successfully conducted a private placement of shares of the Company’s Common stock to an investor group led by Midsummer Investment, Ltd., raising gross proceeds of $1,750,000 to be used for market expansion, strategic initiatives and/or acquisitions. Midsummer made a similar capital investment in On2 in October 2004.

This investment comes at a time when On2 is at the forefront of the rapidly growing market for IP video on the web, mobile and other applications, which has contributed to sustained revenue growth over the past four quarters. The new funding will be targeted to make timely investments that will allow the Company to expand its global market presence for the fast growing IP video markets, which the Company serves.

“We are witnessing tremendous market opportunities that are reflected in our performance over the past quarters. We were pleased to have the opportunity to raise capital at attractive rates while maintaining a strong balance sheet. Fortunately, because of our improving cash flows, we were in a position to raise a relatively small amount of money, which will allow us to get ahead of those opportunities to further accelerate our market presence and build our global customer base,” said Bill Joll, president and CEO of On2. “This common stock placement is indicative of our existing investors’ confidence in the strength of the Company’s prospects and stock price.”

Under to the terms of the arrangement, On2 has agreed to sell an aggregate of approximately 3.1 million shares of common stock at $0.57 per share, and has issued warrants with a five-year term convertible into an aggregate of 2.3 million shares of Common stock at an exercise price of $0.77 per share.

Kuhns Brothers served as On2's placement agent in connection with this investment.

About On2 Technologies, Inc.

On2 Technologies (Amex: ONT) is a leading technology of advanced full-motion, full-screen compression and streaming technologies. On2 Video codecs are widely used in the Internet, video-on-demand, VOIP, and mobile media markets. They operate with On2's Flix and On2 TrueCast software, as well as third-party products. On2's software is used by such leading global companies as Adobe/Macromedia, AOL, Skype, XM Satellite Radio, Sony, VitalStream, CTTnet and Tencent. Located in New York City, the company has an office in Clifton Park, NY, and operations in Cambridge, UK. To contact On2, write to sales@on2.com or visit www.on2.com.

For more information, contact On2:
Matt Frost
646-292-3533